SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549
                           FORM 8-K
                        CURRENT REPORT
                Pursuant to Section 13 or 15(d)
            of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  November 1, 1996
                Commission file number 33-43082
                  ZIEGLER LEASING CORPORATION
    (Exact name of registrant as specified in its charter)
           Wisconsin                             39-1148992
(State or other jurisdiction of              (I.R.S. Employer
 incorporation or organization)             Identification No.)
       215 North Main Street, West Bend, Wisconsin 53095
 (Address of principal executive offices)          (Zip Code)
Registrant's telephone number, including area code:  (414) 334-5521
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Item 5.Other Events.
          The Ziegler Companies, Inc., a financial services holding
company headquartered in West Bend, Wisconsin, has signed a nonbinding letter of intent to sell its Ziegler Leasing Corporation subsidiary to a major financial services company. The subsidiary is engaged in the business of leasing diagnostic, laboratory and operating equipment to healthcare providers, as well as leasing commercial equipment to manufacturing concerns and others. The proposed transaction, which is expected to be completed in the fourth quarter, is subject to the completion by the buyer of its due diligence investigation, the approval of its board, Hart-Scott-Rodino approval, and the negotiation of a definitive purchase agreement.
     The proposed transaction is valued at approximately $17 million, and will be paid in cash at closing. The after-tax net proceeds of the sale which Ziegler Leasing Corporation expects to realize will be approximately $11 million. The book value of Ziegler Leasing Corporation as of September 30, 1996 also approximated $11 million. In 1995, Ziegler Leasing Corporation generated revenues of approximately $10.5 million, and net income of $716,379. Ziegler Leasing Corporation's net income amounted to 18% of the consolidated income of The Ziegler Companies, Inc. in 1995, and 38% of the consolidated income in 1994.
     The Ziegler Companies, Inc. believes that the sale of this subsidiary is an appropriate method to further the corporate focus on its core securities business. The Ziegler Companies, Inc. anticipates reinvesting the proceeds of the sale in securities related activities, or if suitable reinvestment opportunities are not identified within a reasonable period of time, using the monies to effect a special dividend, distribution, or a partial buyback of its stock through open market purchases or tender offer.
                          SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                ZIEGLER LEASING CORPORATION
                                By: /s/ Mark E. Sedlmeier
                                     Mark E. Sedlmeier, President
Dated:  November 1, 1996